Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-5101

Contact:	Jake Elguicze Senior Director, Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	April 27, 2010

TELEFLEX REPORTS FIRST QUARTER 2010 RESULTS

First Quarter diluted adjusted EPS from Continuing Operations of $0.90 per share, up 27%

First Quarter diluted adjusted Cash EPS from Continuing Operations of $1.17 per share, up 19%

First Quarter diluted GAAP EPS from Continuing Operations of $0.89 per share, up 46%

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced financial results for the first quarter ended March 28, 2010.

Financial Highlights

For the first quarter 2010, revenues from continuing operations were $436.5 million compared to $440.1 million in the prior year quarter, down 1%. Core revenue in the Medical segment was flat, while the Aerospace and Commercial segments had core revenue declines of 20% and 6%, respectively. The decline in overall core revenue was offset by a favorable currency impact of 3%.

For the first quarter 2010, GAAP income from continuing operations attributable to common shareholders increased 46% to $35.6 million, or $0.89 per diluted share compared to $24.4 million, or $0.61 per diluted share in the prior year quarter. On an adjusted basis, and as detailed in the tables below, first quarter 2010 income from continuing operations increased 28% to $36.0 million, or $0.90 per diluted share, compared to $28.1 million, or $0.71 per diluted share, in the prior year quarter.

For the first quarter 2010, GAAP net income attributable to common shareholders was $37.7 million compared to $215.5 million in the prior year quarter. These results included income from discontinued operations of $2.0 million in the first quarter of 2010, and income from discontinued operations of $191.2 million in the prior year quarter.

For the first quarter 2010, GAAP cash flow from continuing operations was $32.2 million as compared to a use of cash of $7.6 million in the prior year quarter. On a adjusted basis, and as detailed in the tables below, first quarter 2010 cash flow from continuing operations was $22.5 million.

“Building on the strong operational performance of 2009, we delivered another solid quarter to start 2010,” said Jeffrey P. Black, Chairman and Chief Executive Officer. “Beginning in 2010, we as a company are focusing on achieving sustainable, profitable growth. During the first quarter we delivered sales growth in many of our medical product areas, expanded consolidated gross margins by over 200 basis points, and continued to invest in research and development to drive future growth.”
“In addition, we launched a number of innovative new products to the market, saw continued progress with the FDA, and further strengthened and reshaped our portfolio with the divestiture of our SSI Surgical Services business,” Mr. Black said.

First Quarter Business Segment Commentary

Medical Segment

Medical Segment revenues in the first quarter of 2010 increased 3% to $343.5 million from $334.8 million in the prior year period. The increase resulted from a favorable currency impact of 3%. Revenue increases in respiratory, urology, anesthesia, cardiac care and specialty products sold to medical OEM’s were offset by a decline in surgical and vascular access sales. The decline in vascular access sales was due to the voluntary recall of custom IV tubing product that was announced in February of 2010.

Medical Segment sales by product group were comprised of the following:

	Three Months Ended		% Increase/ (Decrease)
	March 28, 2010	March 29, 2009	Core Growth	Currency/Other*	Total Change
	(Dollars in millions)
Critical Care	$225.9	$218.1	1	3	4
Surgical	63.1	63.3	(4)	4	—
Cardiac Care	18.3	15.4	11	8	19
OEM	35.3	34.2	2	1	3
Other*	0.9	3.8	(54)	(24)	(78)

Total net sales	$343.5	$334.8	—	3	3

* “Other” represents the impact of the deconsolidation of a variable interest entity as a result of the adoption of Accounting Standards Codification topic 810 “Consolidations.”

Segment operating profit and margins in the first quarter of 2010 increased to $73.5 million, or 21.4%, compared to $69.4 million, or 20.7%, in the prior year quarter. Excluding the $0.6 million impact of integration costs not qualified for restructuring, segment operating profit and margins in the first quarter of 2009 were $70.0 million, or 20.9%, as noted in the tables below.

Aerospace Segment

Aerospace Segment revenues in the first quarter of 2010 declined 16% to $36.9 million from $43.7 million in the prior year period. Higher sales of wide-body cargo handling systems to OEM’s, and increases in actuation sales, were offset by lower cargo systems sales for aftermarket conversions, lower sales of narrow-body cargo handling systems, lower demand for cargo containers, and reduced cargo spares and repair sales, resulting in a 20% decline in core revenue during the quarter. This was somewhat compensated for by a favorable currency impact of 4%.

Segment operating profit decreased to $1.7 million from $3.0 million in the same period last year. This was principally due to the unfavorable mix of reduced spares and repairs sales. Segment operating margin for the quarter was 4.7% versus 6.9% in the prior year quarter.

Commercial Segment

Commercial Segment revenues in the first quarter of 2010 declined 9% to $56.1 million from $61.6 million in the same period last year. Reductions in core revenue, which accounted for 6% of the decline, were principally a result of a decrease in sales of rigging products, partially offset by increased sales of Marine OEM and aftermarket sales. The impact of the Marine gauge business divestiture contributed 4% to the decline. This was somewhat balanced by a favorable currency impact of 1%.

During the first quarter of 2010, operating profit in the Commercial segment increased to $3.1 million from $2.0 million in the prior year period, principally due to increased marine sales volumes, and the impact of cost reduction initiatives put in place during 2009. Segment operating margin for the quarter was 5.5% versus 3.3% in the prior year quarter.

Balance Sheet Highlights

Cash and cash equivalents on hand at March 28, 2010 was $210.7 million compared to $188.3 million at December 31, 2009, up 12%.

Net accounts receivable at March 28, 2010 were $297.4 million compared to $265.3 million at December 31, 2009, up 12%. As we previously indicated, excluding the $39.7 million impact of the adoption of the amendment to Accounting Standards Codification topic 860 “Transfers and Servicing” (“ASC 860”), net accounts receivable declined 3%.

Net inventory at March 28, 2010 was $353.8 million compared to $360.8 million at December 31, 2009, a decline of 2%.

Net debt at March 28, 2010 was $972.0 million compared to $1,008.2 million at December 31, 2009, a decline of 4%. Excluding the $39.7 million impact of ASC 860, net debt declined 8%.

Business Outlook for 2010

The Company’s financial estimates for 2010 include total revenues of approximately $1.9 billion and diluted earnings per share from continuing operations excluding special items in the range of $4.10 to $4.25. Cash flow from continuing operations, exclusive of the impact of the adoption of ASC 860, is expected to be in the range of $275 to $280 million. Restructuring and other special charges related to the Arrow integration program are anticipated to be $0.05 per diluted share for the year.

Conference Call Webcast and Additional Information

As previously announced, Teleflex will comment on its first quarter results on a conference call to be held today at 9:00 a.m. (ET). The call will be available live and archived on the Company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until May 3, 2010, 12:00pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 40498357.

Additional Notes

Core growth includes activity of a purchased company beyond the initial twelve months after the date of acquisition. Core growth excludes the impact of translating the results of international subsidiaries at different currency exchange rates from year to year, and the activity of companies that have been divested within the most recent twelve month period.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment operating profit includes a segment’s net revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and non-controlling interest. Unallocated corporate expenses, gains or losses on sales of assets, restructuring and impairment charges, interest income and expense and taxes on income are excluded from the measure.

Segment commentary excludes the impact of discontinued operations, items included in restructuring and impairment charges, and losses and other charges as disclosed in the condensed consolidated statements of income.

Notes on Non-GAAP Financial Measures

This press release includes financial measures which exclude the effect of charges associated with our restructuring programs and asset impairments, charges related to the Arrow acquisition, (gain)/loss on sale of assets and other charges, the impact of changes in accounting rules, an income tax refund related to gains on a business divestiture, and intangible amortization expense. Adjusted cash earnings per share from continuing operations is defined as adjusted earnings per share from continuing operations plus intangible amortization expense. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below.

First Quarter and Year to Date Reconciliation of Adjusted Income and Earnings per Share from Continuing Operations

	Three Months	Three Months
	Ended	Ended
	March 28, 2010	March 29, 2009
	(Dollars in thousands, except per share)
Income and diluted earnings per share attributable
to common shareholders	$ 35,647	$24,360
	$0.89	$0.61
Restructuring and impairment charges	463	2,463
Tax benefit	(115)	(716)

Restructuring and impairment charges, net of tax	348	1,747

	$0.01	$0.04
Losses and other charges (A)	—	3,226
Tax benefit	—	(1,211)

Losses and other charges net of tax	—	2,015

	—	$0.05
Income and diluted earnings per share excluding restructuring and impairment charges, and losses and other charges	$35,995	$28,122

	$0.90	$0.71

(A) In 2009, losses and other charges principally related to the loss on sale of assets and restructuring related costs associated with the Arrow acquisition.

	Three Months	Three Months
	Ended	Ended
	March 28, 2010	March 29, 2009
	(Dollars in thousands, except per share)
Income and diluted earnings per share excluding restructuring and impairment charges, and losses and other charges	$35,995	$28,122

	$0.90	$0.71
Intangible amortization expense	$ 11,103	$10,918

	$0.28	$0.27
Cash income and diluted earnings per share excluding restructuring and impairment charges, and losses and other charges	$47,098	$39,040

	$1.17	$0.98

Adjusted Medical Segment Operating Profit and Margin

	Three Months Ended	Three Months Ended
	March 28, 2010	March 29, 2009
		(Dollars in thousands)
Medical Segment operating profit as reported	$ 73,498	$69,412
Medical Segment operating margin as reported	21.4%	20.7%
Add: Integration costs not qualified for restructuring	—	629

Adjusted Medical Segment operating profit	73,498	70,041
Adjusted Medical Segment operation margin	21.4%	20.9%

Year to Date Reconciliation of Cash Flow from Operations

	Three Months Ended	Three Months Ended
	March 28, 2010	March 29, 2009
	(Dollars in thousands)
Cash flow from operations as reported	$32,200	$(7,641)
Add: Impact of the adoption of the amendment to Accounting Standards Codification topic 860 “Transfers and Servicing”	39,700	—
Less: Tax refund on return of capital	49,418	—

Adjusted cash flow from operations	$22,482	$(7,641)

Net Debt Reconciliation

	March 28, 2010	December 31, 2009
	(Dollars in thousands)
Note payable and current portion of long-term borrowings	$41,460	$4,008
Long term borrowings	1,141,280	1,192,491

Total debt	1,182,740	1,196,499
Less: cash and cash equivalents	210,719	188,305

Net Debt	$972,021	$1,008,194

About Teleflex Incorporated

Teleflex is a global provider of medical technology products that enable healthcare providers to improve patient outcomes, reduce infections and support patient and provider safety. Teleflex, which employs approximately 12,600 people worldwide, also has niche businesses that serve segments of the aerospace and commercial markets with specialty engineered products. Additional information about Teleflex can be obtained from the Company’s website at .

Caution Concerning Forward-looking Information

This press release contains forward-looking statements, including, but not limited to, statements relating to our 2010 forecast of diluted earnings per share from continuing operations excluding special items; forecasted cash flow from continuing operations, excluding the impact of Accounting Standards Codification Topic 860 “Transfers and Servicing;” expected restructuring and other special charges related to the Arrow restructuring for 2010. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in connection with the integration of Arrow International; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses, including unanticipated costs and difficulties in connection with the resolution of issues related to the FDA corporate warning letter issued to Arrow; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 28,	March 29,
	2010	2009
	(Dollars and shares in thousands,
	except per share)
Net revenues	$436,460	$440,068
Materials, labor and other product costs	238,867	251,614

Gross profit	197,593	188,454
Selling, engineering and administrative expenses	117,388	117,133
Research and development expenses	9,560	7,565
Net loss on sales of businesses and assets	—	2,597
Restructuring and other impairment charges	463	2,463

Income from continuing operations before interest and taxes	70,182	58,696
Interest expense	19,034	25,397
Interest income	(218)	(209)

Income from continuing operations before taxes	51,366	33,508
Taxes on income from continuing operations	15,433	8,912

Income from continuing operations	35,933	24,596

Operating income from discontinued operations (including gain on disposal of $9,737 and $275,787, respectively)	9,681	301,579
Taxes on income from discontinued operations	7,656	100,568

Income from discontinued operations	2,025	201,011

Net income	37,958	225,607
Less: Net income attributable to noncontrolling interest	286	236
Income from discontinued operations attributable to noncontrolling interest	—	9,860

Net income attributable to common shareholders	$37,672	$215,511

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$0.90	$0.61
Income from discontinued operations	$0.05	$4.82

Net income	$0.95	$5.43

Diluted:
Income from continuing operations	$0.89	$0.61
Income from discontinued operations	$0.05	$4.79

Net income	$0.94	$5.40

Dividends per share	$0.34	$0.34
Weighted average common shares outstanding:
Basic	39,791	39,692
Diluted	40,199	39,876
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$35,647	$24,360
Income from discontinued operations, net of tax	2,025	191,151

Net income	$37,672	$215,511

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 28,	December 31,
	2010	2009
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$210,719	$188,305
Accounts receivable, net	297,445	265,305
Inventories, net	353,775	360,843
Prepaid expenses and other current assets	25,858	21,872
Income taxes receivable	34,643	100,733
Deferred tax assets	58,306	58,010
Assets held for sale	8,521	8,866

Total current assets	989,267	1,003,934
Property, plant and equipment, net	305,525	317,499
Goodwill	1,439,709	1,459,441
Intangibles and other assets, net	1,025,857	1,045,706
Investments in affiliates	13,901	12,089
Deferred tax assets	—	336

Total assets	$3,774,259	$3,839,005

LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$41,460	$4,008
Accounts payable	86,354	94,983
Accrued expenses	82,023	97,274
Payroll and benefit-related liabilities	62,726	70,537
Derivative liabilities	15,896	16,709
Accrued interest	18,611	22,901
Income taxes payable	12,940	30,695
Deferred tax liabilities	3,355	—
Total current liabilities	323,365	337,107
Long-term borrowings	1,141,280	1,192,491
Deferred tax liabilities	401,341	398,923
Pension and postretirement benefit liabilities	164,215	164,726
Other liabilities	156,436	160,684

Total liabilities	2,186,637	2,253,931
Commitments and contingencies
Total common shareholders’ equity	1,582,821	1,580,241
Noncontrolling interest	4,801	4,833

Total equity	1,587,622	1,585,074

Total liabilities and equity	$3,774,259	$3,839,005

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 28, 2010	March 29, 2009
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income	$37,958	$225,607
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income from discontinued operations	(2,025)	(201,011)
Depreciation expense	12,420	13,771
Amortization expense of intangible assets	11,103	10,918
Amortization expense of deferred financing costs	945	2,641
Stock-based compensation	1,853	2,151
Net loss on sales of businesses and assets	—	2,597
Other	554	717
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(48,210)	(16,170)
Inventories	(1,240)	(11,004)
Prepaid expenses and other current assets	(2,654)	1,830
Accounts payable and accrued expenses	(28,841)	(34,089)
Income taxes receivable and payable, net and deferred income taxes	50,337	(5,599)
Net cash provided by (used in) operating activities from continuing operations	32,200	(7,641)

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings	—	10,000
Reduction in long-term borrowings	(51,090)	(249,178)
Increase (decrease) in notes payable and current borrowings	39,700	(659)
Proceeds from stock compensation plans	3,670	367
Payments to noncontrolling interest shareholders	—	(295)
Dividends	(13,536)	(13,511)

Net cash used in financing activities from continuing operations	(21,256)	(253,276)

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(7,159)	(6,525)
Proceeds from sales of businesses and assets, net of cash sold	24,750	296,883
Payments for businesses and intangibles acquired, net of cash acquired	(81)	(1,108)
Net cash provided by investing activities from continuing operations	17,510	289,250

Cash Flows from Discontinued Operations:
Net cash (used in) provided by operating activities	(1,137)	20,370
Net cash used in financing activities	—	(11,075)
Net cash used in investing activities	(189)	(1,598)

Net cash (used in) provided by discontinued operations	(1,326)	7,697

Effect of exchange rate changes on cash and cash equivalents	(4,714)	(254)

Net increase in cash and cash equivalents	22,414	35,776
Cash and cash equivalents at the beginning of the period	188,305	107,275

Cash and cash equivalents at the end of the period	$210,719	$143,051

Information about continuing operations by business segment is as follows:

	Three Months Ended
	March 28,	March 29,
	2010	2009
	(Dollars in thousands)
Segment data:
Medical	$343,537	$334,785
Aerospace	36,873	43,729
Commercial	56,050	61,554

Segment net revenues	$436,460	$440,068

Medical	$73,498	$69,412
Aerospace	1,744	3,037
Commercial	3,060	2,036

Segment operating profit	78,302	74,485
Less: Corporate expenses	7,943	10,965
Net loss on sales of businesses and assets	—	2,597
Restructuring and impairment charges	463	2,463
Noncontrolling interest	(286)	(236)

Income from continuing operations before interest and taxes	$70,182	$58,696

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